Exhibit 10

Amendment to Retirement Agreement and Mutual Release of All Claims

between Bruce R. DeBolt and NW Natural

Section 7. A., of the Retirement Agreement between Bruce R. DeBolt and NW Natural dated June 15, 2004, is hereby amended and the following language shall replace the original language:

7.	Compensation.

A.	In consideration for his future services to the Company, effective the Retirement Date, DeBolt shall be provided an enhanced supplemental retirement benefit calculated so that the present value of the benefit is $280,000 as of Oct. 1, 2004 assuming a 6.25% discount rate and the UP 84(+1) mortality table. The benefit shall be payable as a 50% Joint and Survivor annuity resulting in a benefit of $1,922.57 per month payable to DeBolt for his lifetime. This amount will be reduced by 50% following DeBolt’s death and will be payable to his spouse for her lifetime. This benefit shall be subject to applicable tax withholding, commencing on October 1, 2004. DeBolt acknowledges that the employee portion of FICA Medicare tax with respect to the enhanced supplemental retirement benefit becomes payable with respect to the entire present value of the benefit ($280,000) on the Retirement Date, and that such tax will be withheld by the Company from other compensation owed to him on or after the Retirement Date. DeBolt’s rights under this Paragraph 7.A are personal to him (and his spouse, if she survives him) and may not be assigned, alienated, pledged, encumbered, or subjected to the claims of DeBolt’s creditors in any way. The enhanced supplemental retirement benefit shall constitute a pension plan that is exempt from most requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a plan maintained for the purpose of providing deferred compensation to a select highly compensated employee. Such plan shall be administered by Company’s Corporate Secretary, who shall process any claim for benefits in accordance with the requirements of Section 503 of ERISA and regulations issued thereunder.

Northwest Natural Gas Company

By:	/s/ Mark S. Dodson
Date: 19 October 2004

Acknowledged by DeBolt:

/s/ Bruce R. DeBolt
Date: 13 Oct. 2004